Exhibit 99.1

Michael McConnell

Chief Financial Officer and Treasurer

503-469-4652

mmcconnell@digimarc.com

Michael Ann Thomas

RH Strategic

206-264-0246

mthomas@rhstrategic.com

FOR IMMEDIATE RELEASE

Digimarc Reports Third Quarter Financial Results

Beaverton, Ore. — October 29, 2009 — Digimarc Corporation (NASDAQ: DMRC) today announced financial results for the third quarter ended September 30, 2009. Revenues for the third quarter were $4.8 million, 3% lower than combined revenues for the predecessor (“Old Digimarc”) and Digimarc operations of $4.9 million in the comparable period of 2008. The lower revenues primarily reflect the impact of variations in scheduled payments in certain of the Company’s long-term contracts, and to a lesser extent lower royalties from some patent and technology licensees; offset in part by increased project work from the consortium of Central Banks.

The third quarter net loss of $(0.7)million, or $(0.10) per fully diluted share, included a full quarter of operating expenses as a stand-alone public company.  This compares to combined predecessor and Digimarc’s net income of $0.2 million, or pro-forma $0.03 per fully diluted share, for the third quarter of 2008, where operating expenses benefited from proportional allocations of various shared-services common costs of Old Digimarc.

Cash flow from operations for the third quarter totaled $(0.3) million, compared to the combined predecessor and Digimarc’s $4.3 million for the comparable period of 2008.

The Company’s Adjusted EBITDA in the third quarter was approximately break-even, compared to the combined predecessor and Digimarc’s $0.3 million, or 6% of revenues in the comparable three-month period of 2008.  Digimarc calculates Adjusted EBITDA by adjusting net income (loss) for the effects of interest, taxes, depreciation, amortization and non-cash expenditures for stock compensation.  The reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is included at the end of this release.

Digimarc reported backlog at quarter end of approximately $46 million.  The Company also reported that its cash, cash equivalents and short and long-term marketable securities were approximately $44 million on September 30, 2009, a decrease of approximately $2 million from last quarter, reflecting investments in the Company’s share repurchase program ($800K), Nielsen joint ventures ($550k), and capital expenditures and capitalized patent costs ($400k).

Conference Call

Digimarc will hold its third quarter earnings conference call on October 30, 2009 at 11:00 a.m. Eastern time.  The call will be open to the general public and the media, and will be broadcast live by webcast at www.digimarc.com and www.earnings.com. The webcast may be accessed at the Company’s website, www.digimarc.com, by clicking on the “Q3 2009 Digimarc Earnings Conference Call” webcast link on the “Events and Webcasts” page within the “Investors” section. This webcast will be available for later listening at both sites for two weeks following the live call.  Thereafter, the webcast will be archived and available at https://www.digimarc.com/investors/events.asp.

About Digimarc

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a provider of  enabling technologies that create digital identities for all forms of media and many everyday objects that are imperceptible to humans, but not to computers.  These technologies help computers to better process sensory data as the industry evolves toward more intuitive pervasive computing.  For more information, please visit us at www.digimarc.com to learn more.

Forward-Looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements identified by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “illustrate,” “example” and “continue” or other derivations of these or other comparable terms.  These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results is set forth in the Company’s Form 10-K for the year ended December 31, 2008 in Part I, Item 1A thereof (“Risk Factors”), Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources” and “Forward Looking Statements,” and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Explanation of Financial Information Presented

The financial information presented for the three- and nine-months ended September 30, 2008 includes “carve-out” financial information from Old Digimarc’s digital watermarking business, or predecessor.  It is important to note that the financial information in the carve-out financial statements does not include all of the expenses that would have been incurred had the predecessor been a separate, stand-alone public entity. As such, the predecessor financial information does not reflect the financial position, results of operations and cash flows of Digimarc’s current business, had the predecessor operated as a separate, stand-alone public entity during the periods presented in the carve-out financial statements. Additionally, the carve-out financial statements include proportional allocations of various shared-services common costs of Old Digimarc because specific identification of these expenses was not practicable. It is expected that the initial operating costs of Digimarc on a stand-alone basis will be higher than those allocated to the predecessor operations under the shared services methodology applied in the carve-out financial statements.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three Month Information		Nine Month Information
		Successor /		Successor /
	Successor	Predecessor *	Successor	Predecessor *
	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Revenue:
Service	$2,827	$2,566	$7,882	$8,101
License & subscription	1,942	2,365	5,640	7,030
Total revenue	4,769	4,931	13,522	15,131

Cost of revenue:
Service	1,499	1,417	4,396	4,409
License & subscription	42	69	158	189
Total cost of revenue	1,541	1,486	4,554	4,598

Gross profit:
Service	1,328	1,149	3,486	3,692
License & subscription	1,900	2,296	5,482	6,841
Total gross profit	3,228	3,445	8,968	10,533

Percentage of gross profit to revenues:
Service	47%	45%	44%	46%
License & subscription	98%	97%	97%	97%
Percentage of gross profit to total revenue	68%	70%	66%	70%

Operating expenses:
Sales and marketing	753	979	2,226	2,318
Research and development	1,191	1,019	3,679	2,851
General and administrative	1,566	1,374	4,750	3,281
Intellectual property	262	296	756	1,222
Transitional services	(45)	(196)	(153)	(196)
Total operating expenses	3,727	3,472	11,258	9,476

Operating income (loss)	(499)	(27)	(2,290)	1,057

Other income (expense)	(185)	254	128	769

Provision for income taxes	(3)	—	(12)	(11)
Net income (loss)	$(687)	$227	$(2,174)	$1,815

Earnings (loss) per share:
Net income (loss) per share - basic	$(0.10)		$(0.30)
Net income (loss) per share - diluted	$(0.10)		$(0.30)
Weighted average shares outstanding - basic	7,134		7,150
Weighted average shares outstanding - diluted	7,134		7,150

Pro-forma earnings (loss) per share:
Net income (loss) per share - basic		$0.03		$0.25
Net income (loss) per share - diluted		$0.03		$0.25
Weighted average shares outstanding - basic		7,143		7,143
Weighted average shares outstanding - diluted		7,143		7,143

*            The financial information presented combines the periods through August 1, 2008, referred to as “carve-out” financial information from Old Digimarc’s digital watermarking business, or predecessor, with the period August 2, 2008 through September 30, 2008 for Digimarc, or successor, to arrive at quarterly and year-to-date totals for comparative purposes.

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	Successor	Successor
	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents (1)	$10,685	$18,928
Short-term marketable securities (1)	30,760	21,240
Trade accounts receivable, net	3,027	3,839
Other current assets	1,001	875
Total current assets	45,473	44,882
Long-term marketable securities (1)	2,087	5,744
Property and equipment, net	1,180	1,212
Intangibles, net	1,088	456
Other assets, net	544	147
Total assets	$50,372	$52,441

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$767	$937
Accrued payroll and related costs	246	42
Accrued merger related liabilities	144	386
Deferred revenue	1,716	2,418
Total current liabilities	2,873	3,783
Long-term liabilities	134	257
Total liabilities	3,007	4,040

Commitments and contingencies

Stockholders’ equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	49,406	48,268
Retained earnings (accumulated deficit)	(2,098)	76
Total stockholders’ equity	47,365	48,401

Total liabilities and stockholders’ equity	$50,372	$52,441

(1) Aggregate cash, cash equivalents, short- and long-term marketable securities was $43,532 and $45,912 at September 30, 2009 and December 31, 2008, respectively.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three Month Information		Nine Month Information
		Successor /		Successor /
	Successor	Predecessor *	Successor	Predecessor *
	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Cash flows from operating activities:
Net income (loss)	$(687)	$227	$(2,174)	$1,815
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	149	191	425	637
Stock-based compensation expense	629	137	1,808	914
Net loss from joint ventures	311	—	311	—
Increase (decrease) in allowance for doubtful accounts	—	(43)	—	(43)
Other non-cash charges	—	405	—	405
Changes in operating assets and liabilities:
Trade and unbilled accounts receivable, net	(318)	668	812	216
Other current assets	(81)	(176)	(126)	(188)
Other assets, net	67	(73)	(158)	(83)
Accounts payable and other accrued liabilities	(195)	337	(155)	361
Accrued payroll and related costs	47	1,062	204	1,455
Accrued merger related costs	(32)	1,906	(242)	1,906
Deferred revenue	(201)	(466)	(714)	(334)
Other liabilities	(30)	77	(87)	69
Net cash provided by (used in) operating activities	(341)	4,252	(96)	7,130

Cash flows from investing activities:
Purchase of property and equipment	(160)	(264)	(374)	(823)
Capitalized patent costs	(204)	(187)	(651)	(187)
Investment in joint ventures	(550)	—	(550)	—
Sale or maturity of short-term investments	5,053	103,046	20,738	206,441
Purchase of short-term investments	(3,998)	(104,117)	(26,601)	(207,793)
Net cash provided by (used in) investing activities	141	(1,522)	(7,438)	(2,362)

Cash flows from financing activities:
Cash from Parent stock activity	—	21,527	—	23,862
Net activity with Parent	—	(12,784)	—	—
Issuance of common stock	152	—	152	—
Purchase of common stock	(822)	—	(822)	—
Principal payments under capital lease obligatons	(31)	—	(39)	(13,237)
Net cash provided by (used in) financing activities	(701)	8,743	(709)	10,625

Net increase (decrease) in cash and cash equivalents (2)	$(901)	$11,473	$(8,243)	$15,393

*            The financial information presented combines the periods through August 1, 2008, referred to as “carve-out” financial information from Old Digimarc’s digital watermarking business, or predecessor, with the period August 2, 2008 through September 30, 2008 for Digimarc, or successor, to arrive at quarterly and year-to-date totals for comparative purposes.

Cash equivalents and marketable securities at beginning of period	$45,488	$36,914	$45,912	$32,713
Cash equivalents and marketable securities at end of period	43,532	49,458	43,532	49,458
(2) Net increase (decrease) in cash, cash equivalents and marketable securities	$(1,956)	$12,544	$(2,380)	$16,745

Digimarc Corporation

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Month Information		Nine Month Information
		Successor /		Successor /
	Successor	Predecessor*	Successor	Predecessor*
	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
Net income (loss)	$(687)	$227	$(2,174)	$1,815
Adjustments:
Provision for income taxes	3	—	12	11
Interest income, net	(124)	(271)	(436)	(786)
Depreciation and amortization	149	191	425	637
Stock compensation	629	136	1,808	913
Adjusted EBITDA	$(30)	$283	$(365)	$2,590

*            The financial information presented combines the periods through August 1, 2008, referred to as “carve-out” financial information from Old Digimarc’s digital watermarking business, or predecessor, with the period August 2, 2008 through September 30, 2008 for Digimarc, or successor, to arrive at quarterly and year-to-date totals for comparative purposes.

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA in our conference calls and discussions with analysts in connection with our historical financial results and our guidance for future periods. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). The reconciliation of GAAP and Non-GAAP Financial Measures for the three- and nine-months ended September 30, 2009 and 2008 are included in the above table. Management of the Company believes that Adjusted EBITDA is helpful to investors as an indicator of the current financial performance of the Company and its capacity to fund capital expenditures and working capital requirements. Due to the Company’s use of stock-based employee compensation, the Company incurs significant non-cash charges for stock compensation expense that may not be indicative of our operating performance from a cash perspective. Therefore, the Company believes that providing the measure of Adjusted EBITDA will help investors better understand the Company’s underlying financial performance and ability to generate cash flow from operations.